Free Writing Prospectus pursuant to Rule 433 dated November 12, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Performance of the Worst-Performing of the Energy Select Sector SPDR® Fund, the Financial Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund due November 19, 2031

Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.		Call observation dates	Call payment dates	Call premium amount
		November 23, 2026	November 27, 2026	at least 10%

You should read the accompanying preliminary pricing supplement dated November 12, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		February 16, 2027	February 19, 2027	at least 12.5%
		May 14, 2027	May 19, 2027	at least 15%
		August 16, 2027	August 19, 2027	at least 17.5%
		November 15, 2027	November 18, 2027	at least 20%
KEY TERMS		February 14, 2028	February 17, 2028	at least 22.5%
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	May 15, 2028	May 18, 2028	at least 25%
		August 14, 2028	August 17, 2028	at least 27.5%
Underlying ETFs (each individually, an underlying ETF):

the Energy Select Sector SPDR® Fund (current Bloomberg symbol: “XLE UP Equity”), the Financial Select Sector SPDR® Fund (current Bloomberg symbol: “XLF UP Equity”) and the Health Care Select Sector SPDR® Fund (current Bloomberg symbol: “XLV UP Equity”)

		November 14, 2028	November 17, 2028	at least 30%
		February 14, 2029	February 20, 2029	at least 32.5%
		May 14, 2029	May 17, 2029	at least 35%
Indices (each individually, an index)	with respect to an underlying ETF, the index tracked by such underlying ETF	August 14, 2029	August 17, 2029	at least 37.5%
		November 14, 2029	November 19, 2029	at least 40%
Pricing date:	expected to price on or about November 14, 2025	February 14, 2030	February 20, 2030	at least 42.5%
Original issue date:	expected to be November 19, 2025	May 14, 2030	May 17, 2030	at least 45%
Call observation dates:	as set forth under “Call observation dates” below	August 14, 2030	August 19, 2030	at least 47.5%
Call payment dates:	as set forth under “Call payment dates” below	November 14, 2030	November 19, 2030	at least 50%
Valuation date:	expected to be November 14, 2031	February 14, 2031	February 20, 2031	at least 52.5%
Stated maturity date:	expected to be November 19, 2031	May 14, 2031	May 19, 2031	at least 55%
Automatic call feature:

if, as measured on any call observation date, the closing price of each underlying ETF is greater than or equal to its call threshold price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

		August 14, 2031	August 19, 2031	at least 57.5%

Hypothetical Payment Amount At Maturity*
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final ETF price of each underlying ETF is greater than or equal to its downside threshold price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or
•
if the final ETF price of any underlying ETF is less than its downside threshold price, $1,000 × the worst performing ETF performance factor
The Securities Have Not Been Automatically Called
		Hypothetical Final Share Price of the Worst Performing Underlying Stock (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	160.000%
Initial ETF price:	with respect to each underlying ETF, the closing price of such underlying ETF on the pricing date	175.000%	160.000%
		150.000%	160.000%
		125.000%	160.000%
Final ETF price:	with respect to each underlying ETF, the closing price of such underlying ETF on the valuation date	100.000%	160.000%
		95.000%	160.000%
Call threshold price:	with respect to each underlying ETF, 90.00% of such underlying ETF’s initial ETF price	92.000%	160.000%
		90.000%	160.000%
Downside threshold price:	with respect to each underlying ETF, 90.00% of such underlying ETF’s initial ETF price	75.000%	75.000%
Call premium amount (set on the pricing date):	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below	50.000%	50.000%
		30.000%	30.000%
Maturity date premium amount (set on the pricing date):	at least 60.00%	25.000%	25.000%
		0.000%	0.000%
ETF performance factor:	with respect to each underlying ETF, the final ETF price / the initial ETF price
Worst performing underlying ETF:	the underlying ETF with the lowest ETF performance factor
Worst performing ETF performance factor:	the ETF performance factor of the worst performing underlying ETF	*assumes a maturity date premium amount of 60.00%
CUSIP / ISIN:	40058W2P0 / US40058W2P04
Estimated value range:	$885 to $945 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the Energy Select Sector SPDR® Fund, the Financial Select Sector SPDR® Fund and the Health Care Select Sector SPDR® Fund. The securities may be automatically called on any call observation date.

The return on your securities is linked to the performance of each underlying ETF, and in each case not to that of the index on which such underlying ETF is based.

Your securities will be automatically called if the closing price of each underlying ETF on any call observation date is greater than or equal to its call threshold price, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, you may lose a significant portion or all of your investment in the securities. You will not participate in any appreciation of the underlying ETFs.

The securities are for investors who seek a return of between at least 10.00% and at least 60.00%, depending on if and when the securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated November 12, 2025
•
General terms supplement no. 17,744 dated October 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,744, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., with respect to an underlying ETF to which your securities are linked, the stocks comprising such underlying ETF. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Worst Performing Underlying ETF
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Prices of the Underlying ETFs at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be
▪
The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying ETF
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying ETF, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying ETF
▪
You are Exposed to the Market Risk of Each Underlying ETF
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETFs or the Underlying ETF Stocks
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETFs or Any Underlying ETF Stocks
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying ETFs

▪
The Policies of the Underlying ETF’s Investment Advisor For Any Underlying ETF and of the Index Publisher of the Index Tracked By Any Underlying ETF Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETFs or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETFs Are Subject to Management Risks, Securities Lending Risks and Custody Risks

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

▪
Each Underlying ETF and Its Index Are Different and the Performance of Each Underlying ETF May Not Correlate With the Performance of Its Index

Additional Risks Related to the Energy Select Sector SPDR® Fund

▪
The Energy Select Sector SPDR® Fund Is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure
▪
The Energy Select Sector SPDR® Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Additional Risks Related to the Financial Select Sector SPDR® Fund

▪
The Financial Select Sector SPDR® Fund Is Concentrated in the Information Financial Sector and Does Not Provide Diversified Exposure

Additional Risks Related to the Health Care Select Sector SPDR® Fund

▪
The Health Care Select Sector SPDR® Fund Is Concentrated in the Health Care Sector and Does Not Provide Diversified Exposure

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.

▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETFs (including historical closing prices of the underlying ETFs), the terms of the securities and certain risks.